EXHIBIT 99.01

News Release

Contacts:
FormFactor, Inc.	Investor Relations
David Viera	Michael Magaro
Corporate Communications	(925) 290-4949
(925) 290-4681	IR@FormFactor.com
dviera@FormFactor.com

FormFactor, Inc. Announces Third Quarter 2008 Financial Results

LIVERMORE, Calif. — October 28, 2008 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the third quarter of fiscal 2008, ended September 27, 2008. Quarterly revenues were $52.6 million, up 1.2% from $52.0 million in the second quarter of fiscal 2008, and down 58.0% from $125.3 million in the third quarter of fiscal 2007.

Net loss for the third quarter of fiscal 2008 was $14.0 million or ($0.29) per share on a diluted basis, which included $3.3 million or $0.07 per share of stock-based compensation, net of tax and a one-time tax benefit of $2.8 million or $0.06 per share from the settlement of certain tax audits. This compares to a net loss for the second quarter of fiscal 2008 of $18.7 million or ($0.38) per share on a diluted basis, including $4.5 million or $0.09 per share of stock-based compensation, net of tax. Net income for the third quarter of fiscal 2007 was $22.2 million or $0.45 per share on a diluted basis, which included $3.7 million or $0.08 per share of stock-based compensation, net of tax.

“Despite continued semiconductor industry weakness, we made progress with our technology and business model,” stated Mario Ruscev, chief executive officer of FormFactor.  “That includes improving product performance and delivery, with continued emphasis on innovation to drive future growth. We are also building an organization with greater regionalization for stronger customer support, and refining our financial model.”

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until October 30, 2008 at 10:30 p.m. PDT and can be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering confirmation code 1433310.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

FORWARD-LOOKING STATEMENTS. Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: our ability to make progress with our technology and business model, our ability to improve product performance and delivery, our ability to continue to invest in innovation to drive future growth, our ability to build an organization with greater regionalization for stronger customer support and to refine our financial model, the demand for certain semiconductor devices, including DRAM devices, and the timing and extent of a semiconductor industry recovery. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 29, 2007 and the company’s Form 10-Qs for the fiscal quarters ended March 29, 2008 and June 28, 2008, filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Revenues	$52,584	$125,291	$170,300	$341,686
Cost of revenues	40,583	58,609	134,626	156,563
Gross margin	12,001	66,682	35,674	185,123

Operating expenses:
Research and development	17,079	16,219	49,288	44,704
Selling, general and administrative	23,675	23,365	69,038	69,349
Restructuring charge	141	—	8,684	-
Total operating expenses	40,895	39,584	127,010	114,053
Operating (loss) income	(28,894)	27,098	(91,336)	71,070

Interest income, net	2,805	5,766	10,808	16,767
Other income	263	415	404	234
	3,068	6,181	11,212	17,001

(Loss) income before income taxes	(25,826)	33,279	(80,124)	88,071
(Benefit) provision for income taxes	(11,785)	11,056	(29,463)	29,532

Net (loss) income	$(14,041)	$22,223	$(50,661)	$58,539

Basic	$(0.29)	$0.46	$(1.04)	$1.23

Diluted	$(0.29)	$0.45	$(1.04)	$1.19

Weighted-average number of shares used in per share calculations:

Basic	48,988	48,291	48,855	47,757

Diluted	48,988	49,729	48,855	49,335

FORMFACTOR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

(Unaudited)

	September 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$427,614	$315,232
Marketable securities	107,839	254,814
Accounts receivable, net	40,094	69,486
Inventories	22,205	29,309
Deferred tax assets	18,447	17,995
Refundable income taxes	27,179	2,043
Prepaid expenses and other current assets	13,553	13,461
Total current assets	656,931	702,340

Restricted cash	680	2,250
Property and equipment, net	121,382	130,882
Deferred tax assets	14,927	10,038
Other assets	7,518	9,812
Total assets	$801,438	$855,322
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,043	$42,893
Accrued liabilities	20,768	30,029
Income taxes payable	1,840	1,328
Deferred revenue	5,437	5,535
Deferred rent	455	462
Total current liabilities	58,543	80,247
Long term income taxes payable	7,414	12,248
Deferred rent and other liabilities	5,955	5,877
Total liabilities	71,912	98,372

Stockholders’ equity
Common stock, $0.001 par value	49	49
Additional paid-in capital	597,556	573,553
Accumulated other comprehensive income	163	929
Retained earnings	131,758	182,419
Total stockholders’ equity	729,526	756,950
Total liabilities and stockholders’ equity	$801,438	$855,322